Exhibit 99.1

For additional information contact:

Terence R. Rogers

EVP and CFO

Ryerson Inc

773-788-3720

terence.rogers@ryerson.com

FOR IMMEDIATE RELEASE

RYERSON ACQUIRES SINGER STEEL

Chicago, IL – March 14, 2011 — Ryerson Inc., a leading distributor and processor of metals in North America and China, announced today that it has acquired Singer Steel Company (‘Singer”), a value-added flat rolled steel processor based in Streetsboro, Ohio. Terms of the transaction were not announced.

Singer is a full-service steel value-added processor with state-of-the-art processing equipment. The company enjoys an excellent reputation in the market and serves a variety of industrial applications. For over 85 years and 4 generations, Singer Steel has consistently worked towards providing the finest materials and superior customer service. Singer had approximately $50 million in revenue in 2010.

“This acquisition represents another step in Ryerson’s ongoing initiative to expand our product and service offering. We believe that Singer’s capabilities strongly enhance Ryerson’s offering in the Midwest and Northeast and we are very excited about this expansion of our presence there,” said Mike Arnold, Ryerson’s Chief Executive Officer.

“We are thrilled about the acquisition of Singer Steel,” added Michael Burbach, President of Ryerson’s Midwest Region. “Singer has a strong reputation for customer service and they bring tremendous processing capabilities along with an excellent group of committed employees that will help with our strategic intention to invest in and grow the business.

Singer is Ryerson’s fourth acquisition in the past 14 months. Ryerson acquired Houston-based Texas Steel Processing Inc. in January 2010; the assets of Mobile, Alabama-based Cutting Edge Metal Processing Inc. in May 2010; and Houston-based SFI-Gray Steel Inc. in August 2010.

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About Ryerson

Ryerson Inc., a Platinum Equity company, is a leading distributor and processor of metals headquartered in Chicago, IL. The Company services customers through a network of service centers across the United States, Canada, Mexico and China.